Testing the Waters Materials Related to Series #47JACKIE

From the Rally App:

#47JACKIE

'47 JACKIE ROBINSON ORIGINAL ROOKIE CARD PHOTO

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $400,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1947 JACKIE ROBINSON NEWS PHOTO

Investment Overview

•Upon completion of the Series #47JACKIE Offering, Series #47JACKIE will purchase a 1947 Jackie Robinson Original News Photograph Authenticated by PSA/DNA Type 1 as the Underlying Asset for Series #47JACKIE (The “Series 1947 Jackie Robinson News Photo” or the “Underlying Asset” with respect to Series #47JACKIE, as applicable), the specifications of which are set forth below.

•Jackie Robinson was a professional baseball player who debuted in the MLB in 1947 for the Brooklyn Dodgers as the first African American to play in the MLB in the modern era and is known as a civil rights icon for breaking the baseball color barrier.

•The Leaf Gum Company released their 1948-49 baseball set as the first color set after the end of World War Two, featuring nine Hall of Fame rookie cards of players like Stan Musial, Satchel Paige, and Jackie Robinson.

•The Underlying Asset is a 1947 Jackie Robinson Original News Photograph Authenticated by PSA/DNA Type 1.

Asset Description

Overview & Authentication

•The 1948 Leaf Baseball set consists of 98 cards, each measuring 2-3/8’’ by 2-7/8’’.

•The 1948 Leaf Baseball set was the first major issue to use “skip-numbering,” meaning that when gathering the full set numbered to 168, there are some gaps. Some suggest that this was a deliberate effort on the part of Leaf to encourage collectors to purchase additional packs in hope of finding the missing numbers.

•The 1948 Leaf Jackie Robinson #79 Rookie Card is considered the only true rookie card of Jackie Robinson.

•Jackie Robinson was born on January 31, 1919 in Cairo, Georgia to a family of sharecroppers.

•In 1945, Robinson played one season in the Negro Baseball League for the Kansas City Monarchs.

•In 1947, Brooklyn Dodgers President Branch Rickey asked Robinson to join the Dodgers. At the time, the MLB had not had an African American player since 1889, and had since been strictly segregated.

•For Robinson’s rookie season, he was awarded the National League Rookie of the Year award after hitting .297 with 12 homeruns, 29 stolen bases, and 48 runs batted in.

•Robinson was inducted into the Hall of Fame in 1962 after playing 10 seasons in the MLB, winning one MVP award, one Batting Title, and being selected to six All-Star Games.

•In 1997, Jackie Robinson’s number 42 was retired by the MLB, the first to be retired by all teams in the league.

•A Type 1 Photo is the highest-grade distinction offered by PSA for photographs: “A 1st generation photograph, developed from the original negative, during the period (within approximately two years of when the picture was taken).”

•According to the St. Louis Post-Dispatch: Once described as “the sports scoop of the century,” an article in The New York Herald Tribune on May 9, 1947, stated that “some” Cardinals had instigated a strike of NL players to refuse playing against Robinson, and that this plan had been “averted.” The report’s flaws were revealed within its own paragraphs and within days. It has been largely debunked by historians.”

•The Underlying Asset has been issued a grade of Type 1 Authentic by Professional Sports Authenticators (PSA) with certification No. 1P02443.

Notable Features

•The Underlying Asset is a 1947 Jackie Robinson Original News Photograph Authenticated by PSA/DNA Type 1.

•The Underlying Asset is 1 of 2 known examples of the 1947 Jackie Robinson Original News Photograph Authenticated by PSA/DNA Type 1.

•The Underlying Asset was originally issued on May 12, 1947 by Acme Newspictures.

•The Underlying Asset features the following text on the reverse side: “Reported talk of a strike against Jackie Robinson (above) negro player of the Brooklyn Dodgers, by the St. Louis Cardinal players, was denied…if Brooklyn “thinks he can…of value to the club that certainly… all right with us!”

•The Underlying Asset is a Type 1 photograph of the image that was used to create the 1948 Leaf Jackie Robinson Rookie Card.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1947 Jackie Robinson News Photo
Sport	Baseball
Professional League	MLB
Player / Number	Jackie Robinson / 42
Team	Brooklyn Dodgers
Year / Season	1947
Memorabilia Type	Photograph
Manufacturer	Acme Newspictures
Rarity	1 of 2 (PSA/DNA Type 1)
Authentication	PSA, DNA
Grade	Type 1
Certification No.	1P02443

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1947 Jackie Robinson News Photo going forward.

Letter of Authenticity

Thursday, January 14, 2021

Photograph Certification: 1P02443

Photograph Type:	Type I
Photo Genre:	Original News Service Photo
Issuer:	Acme Newspictures
Era/Circa/Year:	c.1947
Subject:	Jackie Robinson
Size:	a. 5" x 7"
Comments:	Rookie. Image used for Robinson's 1948 Leaf card #79

To Whom It May Concern:

PSA/DNA Authentication Services has examined this Jackie Robinson photograph. In our opinion, the aforementioned item is authentic.

The characteristics of the image, paper stock, reverse stamping(s) or notations are consistent with those of a TYPE I photograph.

Verify the validity of the certification number and exact image at PSAcard.com/DNAcert.

Sincerely,

© Photograph Type Classification

Type II – A photograph, developed from the original negative, during a later period (more than approximately two years after the picture was taken).

Type III – A 2nd generation photograph, developed from a duplicate negative or wire transmission, during the period (within approximately two years of when the picture was taken).

Type IV – A 2nd generation photograph (or 3rd or later generation), developed from a duplicate negative or wire transmission, during a later period (more than approximately two years after the picture was taken).

On behalf of the PSA/DNA Photograph Authentication Team

PSA DNA
AUTHENTICATION SERVICES

Henry Yee

P.O. Box 6180, Newport Beach, CA 92658 • 800-325-1121 • Fax: 949-567-1121 • PSAcard.com

#47JACKIE | $400K

COMPARABLE ASSET VALUE

ASSET VALUE

+519.3%

TRANSACTIONS

14

#47JACKIE | *Visuals*

Leaf used the original photo seen in #47JACKIE and touched it up for their colorful 1948 print.

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#47JACKIE | *Timeline*

Jan. 1919 — Jack Roosevelt Robinson is born in Cairo, Georgia.

Sep. 1939 — Robinson enrolls in UCLA, becoming the first athlete to compete in four sports (baseball, basketball, football, and track and field).

Apr. 1942 — Robinson joins the US Army for two years of military service.

Apr. 1945 — Red Sox manager Joe Cronin and all of his players fail to show up for Robinson's scheduled tryout with the team.

Aug. 1945 — Brooklyn Dodgers General Manager Branch Rickey signs Robinson to a contract with the organization, assigning him first to the Montreal Royals of the International League.